EXHIBIT 10.26

April 19, 2002

Barry Cheskin
President and Chief Executive Officer
RITA Medical Systems, Inc.
967 North Shoreline Blvd
Mountain View, CA 94043

Offer Letter Amendment

Dear Barry:

The Board of Directors of RITA Medical Systems, Inc. (the “Company”) has agreed to provide you with certain benefits in the event that that the Company consummates a Change of Control transaction. Accordingly, Section 5c of your offer letter from the Company dated March 21, 1997 (the “Offer Letter”) is replaced and superceded in its entirety with the section set forth below. All other provisions of the Offer Letter that are not modified by this Amendment, including but not limited to, the provision regarding at-will employment, remain in full force and effect. All capitalized terms not defined in this Amendment shall have the respective meanings ascribed to such terms in the Offer Letter.

5.    Stock Options.

c.  Change of Control Protection.    In the event (i) the Company sells all or substantially all of its assets, (ii) the Company merges with another entity pursuant to which shareholders of the Company immediately prior to the merger own less than fifty percent (50%) of the voting securities of the surviving entity or (iii) the Company’s securities holders sell securities possessing fifty percent (50%) or more of the total combined voting power of the Company’s outstanding securities (a “Change of Control”), then immediately prior to the closing of such Change of Control transaction:

(i)  Your Initial Option and each Anti-Dilution Option will become exercisable for seventy-five percent (75%) of your then unvested option shares. The balance of the shares subject to each such option will vest, at the rate of 2.0833% of the total number of shares for which that option was originally granted, upon your completion of each additional month of service with the Company or the successor entity following the Change of Control transaction.

(ii)  In addition, fifty percent (50%) of all unvested options to purchase the Company’s securities held by you, which options were granted to you following the consummation of the Company’s initial public offering of its Common Stock (the “Additional Options”) and prior to the effective date of the Change of Control transaction shall become fully vested and immediately exercisable and shall be exercisable to the extent so vested in accordance with the provisions of the Option Agreement and Plan pursuant to which such Additional Option was granted. Further, repurchase rights of the Company with respect to fifty percent (50%) of the shares of restricted stock held by you purchased by you pursuant to the terms of a Stock Purchase Agreement shall immediately lapse. In addition, on each one month anniversary of the effective date of the Change of Control transaction 1/12 of all remaining unvested Additional Options held by you shall become fully vested and immediately exercisable and repurchase rights of the Company with respect to 1/12 of all remaining shares of restricted stock held by you shall lapse.

(iii)  Termination Following A Change of Control.    In the event (i) that your employment is terminated within twelve (12) months after a Change of Control transaction for any reason other than Misconduct or (ii) you resign for Good Reason within twelve (12) months after a Change of Control transaction, repurchase rights of the Company with respect to all of the shares of restricted stock held by you purchased by you pursuant to the terms of a Stock Purchase Agreement shall immediately lapse.

Please sign below to acknowledge and accept the terms of this Amendment and to agree that the terms of this Amendment taken together with the Offer Letter and the Confidential Information and Invention Assignment Agreement dated June 14, 1997, constitute your entire agreement with respect to your employment with the Company.

Sincerely, RITA Medical Systems, Inc.

/S/ DONALD STEWART

Donald Stewart, Chief Financial Officer

ACCEPTED AND AGREED:

/S/ BARRY CHESKIN

Barry Cheskin